Exhibit 99.1

Sensus Healthcare Third Quarter Financial Results Feature Revenue Growth of 32%

Shipped 18 systems during the quarter including 15 SRT-100 Vision™ systems

Conference call begins at 4:30 p.m. Eastern time today

BOCA RATON, Fla. (November 1, 2018) – Sensus Healthcare, Inc. (Nasdaq: SRTS), a medical device company specializing in the non-invasive treatment of non-melanoma skin cancers and keloids with superficial radiation therapy (SRT), announces financial results for the three and nine months ended September 30, 2018.

Highlights from the third quarter of 2018 and recent weeks include:

●	Continued double-digit growth with revenues of $6.3 million, up 32% over the prior-year period

●	Narrowed net loss to $(0.5) million, or $(0.03) per share, from $(1.0) million, or $(0.07) per share a year ago

●	Adjusted EBITDA, a non-GAAP financial measure, improved to $(0.1) million from $(0.8) million

●	Shipped 18 systems, including 15 feature-rich, premium-priced SRT-100 Vision™ systems

●	Launched the SRT-100+ system following clearance by the U.S. Food and Drug Administration (FDA) in August

●	Shipped SRT-100 Vision™ to third hospital customer in Israel

●	Raised net proceeds of $15.9 million in an underwritten public offering of common stock

Management Commentary

“Our strong and consistent execution of our business plan continued during the third quarter, with revenues increasing 32% year-over-year, and the achievement of double-digit revenue growth quarter after quarter for three years,” said Joe Sardano, Chairman and Chief Executive Officer of Sensus Healthcare. “We were particularly pleased with the traction from our oncology sales organization during the quarter, which we have been building up during the past year. In addition, a key corporate customer has proven to be reliable and lucrative for us, with a program to provide turnkey solutions to physicians.

“During the third quarter we launched the SRT-100+, a next-generation SRT system that adds several innovative features to our existing SRT-100 product, including remote diagnostics and patient medical records integration, as well as core system enhancements. With this system, we have expanded the energy range and included Grenz rays for the potential treatment of psoriasis. Research studies in psoriasis are ongoing, and the results are expected to form the basis for marketing to physicians. We are very pleased with the reception this new product has been receiving, and its launch further strengthens our leadership position in dermatology innovation.”

Mr. Sardano continued, “As previously disclosed, we have been investing significantly in research and development, which we view as essential to the long-term prosperity of Sensus. Much of the investment has been directed to our new Intraoperative Radiation Therapy (IORT) system for treating breast and other cancers. We filed a 510(k) application with the FDA at the end of 2017 and continue to expect clearance before the end of the year. We have taken a number of steps to prepare for the anticipated launch of this product early next year, including manufacturing several beta models being tested in key oncology centers and starting the expansion of our oncology sales force. We expect our IORT system, which contains key technological advances, and with an expected list price in excess of $1 million will play an important role in the growth of Sensus in the coming years.

“Our new office in Tel Aviv is up and running and we were very pleased to consummate the sale of an SRT-100 Vision™ to Sheba Medical Center, which represents the third sale of the product in Israel. Our Tel Aviv base is also a cutting-edge research and development facility for our new suite of lasers and offers a foothold for sales in Europe and Asia.

“We continue to work with key opinion leaders to ensure the use of image-guided superficial radiation is receiving the attention it deserves among healthcare professionals. In October, we highlighted the SRT-100 Vision™ at the American Society of Therapeutic Radiation Oncology (ASTRO) annual meeting and were very pleased with the traffic at our booth.

“We are optimistic about the prospects for Sensus and we have never been in a stronger position, both financially and technologically. Our recent equity fundraise provides important growth capital. Our research and development is creating important advances, and we have funds available to expand our sales organization in a careful and thoughtful way, particularly in oncology as we await IORT clearance. We look forward to continued achievements throughout the remainder of this year, which should provide the base for an excellent 2019,” Mr. Sardano concluded.

Financial Results for the Three Months Ended September 30, 2018

Revenues for the third quarter of 2018 increased 32% to $6.3 million, compared with $4.8 million for the third quarter of 2017. The increase was primarily attributable to more units being sold, including an increase in sales of the higher-priced SRT-100 Vision™ product.

Gross profit for the third quarter of 2018 was $4.2 million, or 65.8% of revenues, compared with $3.2 million, or 67.1% of revenues, for the third quarter of 2017. The decrease in gross margin percentage was mainly due to lower average selling prices.

Selling and marketing expense for the third quarter of 2018 was $2.0 million, compared with $1.8 million for the third quarter of 2017. The increase was primarily due to higher commission expense directly related to the increase in sales.

General and administrative expense for the second quarter of 2018 was $0.9 million, compared with $0.8 million for the third quarter of 2017. The increase was primarily due to higher professional services.

Research and development expense for the third quarter of 2018 was $1.7 million, compared with $1.5 million for the third quarter of 2017. The increase was due to the ongoing IORT project, along with additional product development in the Company’s new research facility in Israel.

The net loss for the third quarter of 2018 was $(0.5) million, or $(0.03) per share, compared with a net loss of $(1.0) million, or $(0.07) per share, for the third quarter of 2017.

Adjusted EBITDA for the third quarter of 2018 was $(0.1) million, compared with $(0.8) million for the third quarter of 2017. Adjusted EBITDA is defined as earnings before depreciation and amortization, income taxes, interest and stock-compensation expense. Please see below for a reconciliation between GAAP and non-GAAP financial measures, and the specific reasons these non-GAAP financial measures are provided.

Cash and cash equivalents were $17.1 million as of September 30, 2018. During the third quarter the Company raised $15.9 million in net proceeds from an underwritten public offering of common stock and repaid outstanding borrowings on the revolving line of credit.

Financial Results for the Nine Months Ended September 30, 2018

Revenues for the nine months ended September 30, 2018 increased 30% to $18.3 million, compared with $14.1 million for the prior year’s nine-month period. Gross profit for the nine months ended September 30, 2018 was $12.0 million, or 65.7% of revenue, compared with $9.5 million, or 67.2% of revenue, for the prior year’s nine-month period.

Selling and marketing expense was $6.1 million for the nine months ended September 30, 2018, compared with $6.2 million for the nine months ended September 30, 2017. General and administrative expense was $3.2 million year-to-date, compared with $2.8 million for the prior-year period. General and administration expense for the nine months ended September 30, 2018 includes $0.4 million in stock-based compensation expense related to stock grants during the first quarter of 2018. Research and development expense for the nine months ended September 30, 2018 was $4.8 million, compared with $3.8 million for the nine months ended September 30, 2017.

The net loss for the nine months ended September 30, 2018 was $(2.1) million, or $(0.16) per share, compared with a net loss of $(3.3) million, or $(0.25) per share, for the nine months ended September 30, 2017.

Use of Non-GAAP Financial Information

This press release contains supplemental financial information determined by methods other than in accordance with accounting principles generally accepted in the United States (GAAP). Sensus Healthcare management uses Adjusted EBITDA, a non-GAAP financial measure, in its analysis of performance. Adjusted EBITDA should not be considered a substitute for GAAP basis measures nor should it be viewed as a substitute for operating results determined in accordance with GAAP. Management believes the presentation of Adjusted EBITDA, which excludes the impact of interest, income taxes, depreciation, amortization and stock-compensation expense, provides useful supplemental information that is essential to a proper understanding of the financial results of Sensus Healthcare. Non-GAAP financial measures are not formally defined by GAAP, and other entities may use calculation methods that differ from those used by Sensus Healthcare. As a complement to GAAP financial measures, management believes that Adjusted EBITDA assists investors who follow the practice of some investment analysts who adjust GAAP financial measures to exclude items that may obscure underlying performance and distort comparability. A reconciliation of the GAAP net loss to Adjusted EBITDA is provided in the schedule below.

SENSUS HEALTHCARE, INC.

GAAP TO NON-GAAP RECONCILIATION

(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2018	2017	2018	2017

Net Loss, as reported	$(458,108)	$(965,687)	$(2,124,672)	$(3,301,930)
Add:
Depreciation and amortization	193,923	103,383	427,426	294,906
Stock compensation expense	143,042	102,431	823,494	303,465
Interest, net	34,750	259	88,065	(17,557)
Adjusted EBITDA, non GAAP	$(86,393)	$(759,614)	$(785,687)	$(2,721,116)

Conference Call and Webcast

The Company will host an investment community conference call today beginning at 4:30 p.m. Eastern time, during which management will discuss financial results for the 2018 third quarter, provide a business update and answer questions. To access the conference call, the dial-in numbers are 855-940-9473 (U.S. Toll Free), 412-317-5220 (International) and 855-669-9657 (Canada Toll Free). Please direct the operator to be connected to the Sensus Healthcare call.

Following the conclusion of the conference call, a replay will be available through November 8, 2018 and can be accessed by dialing 877-344-7529 (U.S. Toll Free), 412-317-0088 (International) and 855-669-9658 (Canada Toll Free). All listeners should provide the operator with the following replay access code: 10125607. An archived webcast of the call will also be available in the Investor Relations section of the Company’s website for a period of time at www.sensushealthcare.com.

About Sensus Healthcare

Sensus Healthcare, Inc. is a medical device company that is committed to providing non-invasive and cost-effective treatment for non-melanoma skin cancers and keloids. Sensus uses a proprietary low-energy X-ray technology known as superficial radiation therapy (SRT), which is a result of over a decade of dedicated research and development. Sensus has successfully incorporated SRT into its portfolio of treatment devices, the SRT-100™, SRT-100+ and SRT-100 Vision™. To date, SRT technology has been used to effectively and safely treat oncological and non-oncological skin conditions in thousands of patients. Sensus also offers Sensus Laser Systems, three next-generation devices that showcase the latest in technology and function for the aesthetic dermatology market.

For more information, visit www.sensushealthcare.com.

Forward-Looking Statements

This press release includes statements that are, or may be deemed, ''forward-looking statements.'' In some cases, these forward-looking statements can be identified by the use of forward-looking terminology, including the terms "believes," "estimates," "anticipates," "expects," "plans," "intends," "may," "could," "might," "will," "should," "approximately," "potential" or, in each case, their negative or other variations thereon or comparable terminology, although not all forward-looking statements contain these words.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events, competitive dynamics, and healthcare, regulatory and scientific developments and depend on the economic circumstances that may or may not occur in the future or may occur on longer or shorter timelines than anticipated. Although we believe that we have a reasonable basis for each forward-looking statement contained in this press release, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward looking statements contained in this press release, as a result of, among other factors: our ability to achieve and sustain profitability; market acceptance of our product lines; our ability to successfully commercialize our products; our ability to compete effectively in selling our products and services, including responding to technological change and cost containment efforts of our customers; our need and ability to obtain additional financing in the future, as well as complying with the restrictions our existing revolving credit facility imposes; our ability to expand, manage and maintain our direct sales and marketing organizations; our actual financial results may vary significantly from forecasts and from period to period; our ability to successfully develop new products, improve or enhance existing products or acquire complementary products, technologies, services or businesses; our ability to obtain and maintain intellectual property of sufficient scope to adequately protect our products, and our ability to avoid infringing or otherwise violating the intellectual property rights of third parties; market risks regarding consolidation in the healthcare industry; the willingness of healthcare providers to purchase our products if coverage, reimbursement and pricing from third party payors for procedures using our products declines; the level and availability of government and third party payor reimbursement for clinical procedures using our products; our ability to effectively manage our anticipated growth, including hiring and retaining qualified personnel; the regulatory requirements applicable to us and our competitors; our ability to manufacture our products to meet demand; our reliance on third party manufacturers and sole- or single-source suppliers; our ability to reduce the per unit manufacturing costs; our ability to efficiently manage our manufacturing processes; the regulatory and legal risks, and certain operating risks, that our international operations subject us to; off label use of our products; the fact that product quality issues or product defects may harm our business; the accuracy of our financial statements and accounting estimates, including allowances for accounts receivable and inventory obsolescence; any product liability claims; limited trading in our shares and the concentration of ownership of our shares; cyberattacks and other data breaches and the adverse effect on our reputation; new legislation, administrative rules, or executive orders, including those that impact taxes and international trade regulation; the provisions in our certificate of incorporation, bylaws, or Delaware law that discourage takeovers or that limit certain disputes to be brought exclusively in the Delaware Court of Chancery; concentration of our customers in the U.S. and China, including the concentration of sales to one particular customer in the U.S.; and other risks described from time to time in Sensus Healthcare's filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K.

In addition, even if our results of operations, financial condition and liquidity, and the development of the industry in which we operate are consistent with the forward-looking statements contained in this press release, they may not be predictive of results or developments in future periods. Any forward-looking statements that we make in this press release speak only as of the date of such statement, and we undertake no obligation to update such statements to reflect events or circumstances after the date of this press release. You should read carefully our "Cautionary Note Regarding Forward-Looking Information" and the factors described in the "Risk Factors" section of our periodic reports filed with the Securities and Exchange Commission to better understand the risks and uncertainties inherent in our business.

Contact:
LHA Investor Relations

Kim Sutton Golodetz

212-838-3777

kgolodetz@lhai.com

(tables to follow)

SENSUS HEALTHCARE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

	As of September 30,	As of December 31,
	2018	2017

Assets
Current Assets
Cash and cash equivalents	$17,121,319	$10,085,468
Accounts receivable, net	10,658,661	4,958,255
Inventories	1,972,046	1,171,383
Investment in debt securities	—	1,104,635
Prepaid and other current assets	1,349,635	566,972
Total Current Assets	31,101,661	17,886,713
Property and Equipment, Net	959,332	394,078
Patent Rights, Net	457,833	530,123
Deposits	24,272	24,272
Total Assets	$32,543,098	$18,835,186
Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable and accrued expenses	$4,889,874	$4,067,894
Deferred revenue, current portion	808,374	652,242
Product warranties	111,915	146,722
Total Current Liabilities	5,810,163	4,866,858
Revolving Credit Facility	—	2,214,970
Deferred Revenue, Net of Current Portion	533,960	73,083
Total Liabilities	6,344,123	7,154,911
Commitments and Contingencies
Stockholders’ Equity
Preferred stock, 5,000,000 shares authorized and none issued and outstanding	—	—
Common stock, $0.01 par value – 50,000,000 authorized; 16,118,915 issued and 16,085,461 outstanding at September 30, 2018; 13,522,168 issued and 13,488,714 outstanding at December 31, 2017	161,189	135,221
Additional paid-in capital	39,799,045	23,181,641
Treasury stock, 33,454 shares at cost, at September 30, 2018 and December 31, 2017, respectively	(133,816)	(133,816)
Accumulated deficit	(13,627,443)	(11,502,771)
Total Stockholders’ Equity	26,198,975	11,680,275
Total Liabilities and Stockholders’ Equity	$32,543,098	$18,835,186

SENSUS HEALTHCARE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017

Revenues	$6,333,996	$4,795,616	$18,346,193	$14,118,130
Cost of Sales	2,165,345	1,577,715	6,296,653	4,631,263
Gross Profit	4,168,651	3,217,901	12,049,540	9,486,867
Operating Expenses
Selling and marketing	1,971,539	1,844,199	6,146,759	6,211,124
General and administrative	907,746	837,972	3,163,621	2,798,198
Research and development	1,712,725	1,501,157	4,775,767	3,795,477
Total Operating Expenses	4,592,010	4,183,328	14,086,147	12,804,799
Loss From Operations	(423,359)	(965,427)	(2,036,607)	(3,317,932)
Other Income (Expense)
Interest income	23,010	18,642	68,620	59,318
Interest expense	(57,759)	(18,902)	(156,685)	(43,316)
Other Income (Expense), net	(34,749)	(260)	(88,065)	16,002
Net Loss	$(458,108)	$(965,687)	$(2,124,672)	$(3,301,930)
Net Loss per share – basic and diluted	$(0.03)	$(0.07)	$(0.16)	$(0.25)
Weighted average number of shares used in computing net loss per share – basic and diluted	13,781,506	13,251,714	13,498,760	13,231,398

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